EXHIBIT 99.1




FOR IMMEDIATE RELEASE
---------------------                       Contact:
Wednesday, February 25, 2004                John F. Rebele
                                            Senior Vice President
                                            and Chief Financial Officer
                                            Building Materials Corporation
                                            of America
                                            (973) 628-4038



              BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
              ---------------------------------------------------
             RECORD FOURTH QUARTER AND FULL YEAR OPERATING RESULTS
             -----------------------------------------------------

         Building Materials Corporation of America ("BMCA" or "the Company") announced today fourth quarter of 2003 net income of $1.8 million compared to a net loss of $3.5 million in the fourth quarter of 2002. Net income in the fourth quarter of 2003 includes a $2.4 million after-tax loss ($3.8 million pre-tax) from the write-down of the Albuquerque, New Mexico manufacturing facility closed in 2000 and net income in the fourth quarter of 2002 includes a $1.1 million after-tax loss ($1.8 million pre-tax) on the sale of the Monroe, Georgia manufacturing facility. Excluding these items, net income was $4.2 million in the fourth quarter of 2003 compared to a $2.4 million net loss in the fourth quarter of 2002 (see attached reconciliation of non-GAAP financial measures). The increase in fourth quarter of 2003 net income was primarily attributable to record operating income together with lower other expenses, partially offset by slightly higher interest expense.

         Excluding the losses referred to above, operating income in the fourth quarter of 2003 was a record $21.9 million compared to $12.6 million in the fourth quarter of 2002 (see attached reconciliation of non-GAAP financial measures). Operating results were positively affected by record net sales partially offset by higher raw material costs, principally asphalt, due to higher crude oil prices, together with an increase in selling, general and administrative expenses primarily due to higher volume related expenses.


                                  -continued-

         Net sales for the fourth quarter of 2003 reached a record $398.6 million, a 26.6% increase over fourth quarter of 2002 net sales of $314.9 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

         Interest expense for the fourth quarter of 2003 increased to $14.2 million from $13.5 million for the same period in 2002, primarily due to higher average borrowings partially offset by a lower average interest rate. Other expense, net was $1.1 million for the fourth quarter of 2003 compared with $2.8 million for the same period in 2002 primarily due to a decline in financing costs in connection with the termination of the Accounts Receivable Securitization Agreement.

                      FULL YEAR RECORD OPERATING RESULTS
                      ----------------------------------

         For the full year of 2003, BMCA announced record net income of $47.2 million on record net sales of $1,607.8 million. The 2003 net income includes a $2.4 million after-tax loss ($3.8 million pre-tax) from the write-down of the Albuquerque, New Mexico manufacturing facility and a $3.7 million after-tax gain ($5.7 million pre-tax) from the sale of property in Ontario, California. Excluding these items, 2003 full year net income would have been $45.9 million compared to $33.7 million in 2002, after excluding a $1.1 million after-tax loss ($1.8 million pre-tax) from the sale of the Monroe, Georgia manufacturing facility, representing an increase of $12.2 million or 36.2% (see attached reconciliation of non-GAAP financial measures). The increase in 2003 full year net income was primarily attributable to record operating income together with lower other expenses, partially offset by higher interest expense.

         Excluding the gains and losses referred to above, operating income for the full year of 2003 was a record $134.6 million compared to $116.7 million in 2002, representing an increase of $17.9 million or 15.3% (see attached reconciliation of non-GAAP financial measures). The significant increase in operating results in 2003 was primarily attributable to record net sales of residential and commercial roofing products partially offset by higher raw material costs, principally asphalt, and higher selling, general and administrative expenses due to higher volume related distribution and selling costs. Selling, general and administrative expenses as a percentage of net sales for 2003, declined to 21.1% from 21.3% in 2002.


                                  -continued-

         Net sales for 2003 were a record $1,607.8 million, an 18.2% increase over 2002 net sales of $1,360.7 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

         Interest expense for 2003 increased to $56.7 million from $55.0 million for the same period in 2002, primarily due to higher average borrowings partially offset by a lower average interest rate. Other expense, net was $6.1 million for 2003 compared with $9.0 million for 2002 primarily due to a decline in financing costs in connection with the termination of the Accounts Receivable Securitization Agreement.

                                  OTHER MATTERS
                                  -------------

         On February 9, 2004, the Company announced plans to build a new high speed, state-of-the-art shingle manufacturing facility to support continued growth in the Northeast and Canadian markets. The Company is evaluating sites in Maryland, Pennsylvania, and two other states, with final selection expected in the second quarter of 2004. The new manufacturing facility is expected to be completed in early 2006.
                                    * * * *

         Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., and is a leading national manufacturer of residential and commercial roofing products and specialty building products.


         This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.


                                  -continued-

                   BUILDING MATERIALS CORPORATION OF AMERICA
                            SALES AND EARNINGS DATA
                                  (UNAUDITED)

-----------------------------------------------------------------------------

                                                     Fourth Quarter Ended                  Twelve Months Ended
                                                     --------------------                  -------------------
                                                 Dec. 31, 2003     Dec.  31, 2002      Dec. 31, 2003      Dec. 31, 2002
                                                 -------------     --------------      -------------      -------------

                                                            (Millions)                             (Millions)

Net sales                                           $ 398.6           $ 314.9             $1,607.8           $1,360.7
                                                    -------           -------             --------           --------
Costs and expenses, net: (1)
       Cost of products sold                          284.6             230.8              1,134.2              954.5
       Selling, general and administrative             92.1              71.5                339.0              289.5
       (Gain) loss on sale of assets                      -               1.8                 (5.7)               1.8
       Loss on write-down of
        manufacturing facility assets                   3.8                 -                  3.8                  -
                                                    -------           -------             --------           --------

Total costs and expenses, net                         380.5             304.1              1,471.3            1,245.8
                                                    -------           -------             --------           --------

Operating income                                       18.1              10.8                136.5              114.9

Interest expense                                      (14.2)            (13.5)               (56.7)             (55.0)
Other income (expense), net                            (1.1)             (2.8)                (6.1)              (9.0)
                                                    -------           -------             --------           --------
Income (loss) before income taxes                       2.8              (5.5)                73.7               50.9

Income tax (provision) benefit                         (1.0)              2.0                (26.5)             (18.3)
                                                    -------           -------             --------           --------

Net income (loss)                                   $   1.8           $  (3.5)            $   47.2           $   32.6
                                                    =======           =======             ========           ========



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(1) For the three month and twelve month periods ended December 31, 2003 and
    December 31, 2002, depreciation and amortization amounted to $10.8, $10.4, $41.5 and $40.7 million, respectively.





                                  -continued-

                   BUILDING MATERIALS CORPORATION OF AMERICA
                            SALES AND EARNINGS DATA
                           (UNAUDITED) - (CONTINUED)

------------------------------------------------------------------------------

                                                            Fourth Quarter Ended                      Twelve Months Ended
                                                            --------------------                      -------------------
                                                       Dec. 31, 2003      Dec.  31, 2002        Dec. 31, 2003      Dec. 31, 2002
                                                       -------------      --------------        -------------      -------------
                                                                     (Millions)                             (Millions)
Reconciliation of non-GAAP financial
  measures: (1)
Net income (loss) per GAAP                               $  1.8              $  (3.5)             $  47.2            $  32.6
Non-GAAP adjustments:
       (Gain) loss on sale of assets (2)                      -                  1.1                 (3.7)               1.1
       Loss on write-down of
         manufacturing facility assets (2)                  2.4                    -                  2.4                  -
                                                         ------              -------              -------            -------

Net income (loss), as adjusted                           $  4.2              $  (2.4)             $  45.9            $  33.7
                                                         ======              =======              =======            =======


Operating income per GAAP                                $ 18.1              $  10.8              $ 136.5            $ 114.9
Non-GAAP adjustments:
       (Gain) loss on sale of assets                          -                  1.8                 (5.7)               1.8
       Loss on write-down of
         manufacturing facility assets                      3.8                    -                  3.8                  -
                                                         ------              -------              -------            -------

Operating income, as adjusted                            $ 21.9              $  12.6              $ 134.6            $ 116.7
                                                         ======              =======              =======            =======



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     (1) As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. The Company uses non-GAAP financial measures to eliminate the effect of other operating gains and losses on reported operating income and net income. Management believes that these financial measures are useful to investors and financial institutions because such measures exclude transactions that are unusual due to their nature or infrequency and therefore allow investors and financial institutions to more readily compare the Company's performance from period to period. Management uses this information in monitoring and evaluating the Company's operating performance.

     (2) Non-GAAP adjustments in the periods presented above are prepared on an after-tax basis using a 36% effective tax rate.